EXHIBIT 99.2

IZEA Regains Compliance With Nasdaq Bid Price Rule

Orlando, Florida (January 6, 2020) – IZEA Worldwide, Inc. (NASDAQ: IZEA) (the “Company”), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, today received formal notification from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Listing Rule 5550(a)(2), which requires the Company's common stock to maintain a minimum bid price of $1.00 per share. The Nasdaq staff made this determination of compliance after the closing bid price of the Company's common stock was at $1.00 per share or greater for the prior 10 consecutive business days.

Nasdaq had previously notified the Company of its non-compliance with Listing Rule 5550(a)(2) on November 12, 2020. In accordance with its Listing Rules, Nasdaq afforded the Company 180 calendar days (until May 11, 2021) to regain compliance. Prior to the expiration of the compliance period, the Company successfully regained compliance with the listing standard as a result of favorable market conditions.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations of sales activity, revenue and margins based on bookings, plans to increase the size of our sales team, the financial impact of investments in our software business, and continuation of new IZEAx customers and their effect on future sales.

Forward-looking statements involve inherent risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com